LightPath Technologies Announces the Release of a Family of Lenses to Address the Biomedical Instrumentation and Data Storage Markets

LightPath Technologies Introduces a Family of New Aspheric Lenses Optimized for Blue Wavelength Laser Diodes

ORLANDO, FL -- (Marketwire - June 07, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH)

LightPath Technologies is pleased to introduce a family of four new aspheric lenses specifically designed for laser diodes operating at 405 nm or 488 nm. These lenses are designed as the primary optics for collimating blue lasers in a variety of applications including biomedical instrumentation such as flow cytometers, microscopes, and fluorescence spectroscopy equipment. The growing market for lasers in biomedical instrumentation was recently estimated at $93 million for 2009 according to Laser Focus World's annual laser market survey. The total market for data storage lasers in 2009 was $1.4 billion. Growth is expected to accelerate in 2010 and the wavelength mix is changing from 650 nm / 780 nm to 405 nm.

"LightPath Technologies is continuing to expand its core product line of molded aspheric optics through the introduction of this family of lenses. LightPath is continuing its strategy of targeting specific markets with new optical designs and becoming the dominant OEM supplier for molded glass aspheric optical components. The new Blue Laser lens family builds on the success of our Laser Tool lenses and will directly address the rapidly expanding biomedical and data storage markets," said Jim Gaynor, CEO and President of LightPath.

LightPath Technologies Inc. will be exhibiting their new aspheric optics at the OPTATEC Trade Fair in Frankfurt, Germany from June 15th through June 18th. LightPath will be attending with our European distributor, AMS Technologies in Hall 3.0, Booth F40.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: rpini@lightpath.com
Internet: www.lightpath.com